UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
November 15, 2021

MultiPlan Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-39228	84-3536151
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

115 Fifth Avenue
New York, New York 10003
(212) 780-2000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of Class A Common Stock, $0.0001 par value per share	MPLN	New York Stock Exchange
Warrants	MPLN.WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 16, 2021, MultiPlan Corporation (the “Company”) issued a press release announcing the appointment of Jim Head as Executive Vice President and Chief Financial Officer of the Company, effective November 29, 2021 (the “Effective Date”). As of the Effective Date, he will replace David Redmond who will retire at the end of 2021, as was announced earlier this year.
Mr. Head, age 56, most recently was a Partner at BDT & Company, LLC, a merchant banking firm, from 2016 through March 2021. Prior to joining BDT, Mr. Head worked at Morgan Stanley for 22 years where he held various executive leadership roles, including Co-Head of the Mergers, Acquisitions and Restructuring Group, Americas from 2013 to 2016; Co-Head of the Financial Institutions M&A Group, Americas from 2008 to 2013; and Managing Director from 2003 to 2016.
The Company entered into an employment agreement with Mr. Head on November 15, 2021, which provides for an initial five-year term, beginning on the Effective Date, with automatic renewal of the employment term for successive one-year periods thereafter. Pursuant to his employment agreement, Mr. Head is entitled to:
• an annual base salary of $500,000, subject to adjustment by the compensation committee of the Company’s board of directors from time to time; provided that no decrease may be made except a proportionate decrease made in connection with Company-wide salary reductions for senior executives, as determined by the board;
• an annual bonus opportunity with a target amount equal to 100% of his annual base salary, with the annual bonus awards opportunity based on the achievement of performance goals established by the Compensation Committee of the Company’s board of directors; and
• beginning in the first quarter of 2022, an annual equity grant having a grant date fair value of not less than 400% of his annual base salary, in the same form and proportion of award type and with the same vesting conditions as applicable to other similarly situated executive officers receiving grants at the same time, as determined by the Compensation Committee of the Company’s board of directors; provided however, that with respect to the annual equity grant to be made in 2022, such grant shall be comprised solely of stock options with an exercise price equal to the then-current Grant Date Fair Market Value (as defined in the Company’s 2020 Omnibus Incentive Plan).
In addition, on or as soon as practicable following the Effective Date, the Company shall grant to Mr. Head a number of stock options having a Black-Scholes value equal to $2 million, which shall consist of: (i) stock options with a value equal to $666,666.67 with an exercise price equal to $7.50, (ii) stock options with a value equal to $666,666.67 with an exercise price equal to $10.00 and (iii) stock options with a value equal to $666,666.66 with an exercise price equal to $12.50. The stock options shall vest over a four-year period from the Effective Date, in substantially equal annual installments, subject to his continued employment and the terms and conditions of the Company’s 2020 Omnibus Incentive Plan and the award agreement evidencing such grant.
In the event of a termination of employment by the Company without “cause” (as defined in the employment agreement), by Mr. Head for “good reason” (as defined in the employment agreement), or as a result of non-extension of the term of the employment agreement by the Company, in each case, subject to his execution of a general release of claims in favor the Company and continued compliance with the restrictive covenants set forth in the employment agreement, Mr. Head will receive: (i) a cash payment equal to the sum of his annual base salary and target bonus opportunity, payable in 12 equal monthly installments and (ii) payment of, or reimbursement for, COBRA premiums for a period ending on the earlier of 18 months following the termination date and the date he obtains other employment that offers group health benefits.
Pursuant to the terms of the employment agreement, Mr. Head is subject to non-competition and non-solicitation covenants that apply during his employment and 18 months following termination of employment with the Company, as well as indefinite covenants of confidentiality and non-disparagement.
The description in this Current Report on Form 8-K of the employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such document, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

A copy of the press release discussing these matters is also filed herewith as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
 (d) Exhibits
The following exhibits are included in this Form 8-K:

10.1	Employment Agreement dated November 15, 2021, by and between Multiplan Corporation and James Head.
99.1	Press Release, dated November 16, 2021, announcing the new Chief Financial Officer of the Company.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the Inline XBRL document).

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Employment Agreement dated November 15, 2021, by and between Multiplan Corporation and James Head.
99.1	Press Release, dated November 16, 2021, announcing the new Chief Financial Officer of the Company.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    November 16, 2021

                                MultiPlan Corporation

                                By:     /s/ David L. Redmond
                                Name:    David L. Redmond
                                Title:    Executive Vice President and Chief Financial
Officer